EXHIBIT 99.1

ChinaCast Education Corporation Announces Agreement to Acquire the Foreign Trade & Business College of Chongqing Normal University

BEIJING, Dec. 4, 2007 (PRIME NEWSWIRE) -- ChinaCast Education Corporation ("ChinaCast" or the "Company") (Nasdaq:CAST), one of the leading e-learning and training services providers in China, today announced that it has signed a Memorandum of Understanding ("MOU") to acquire a 70% to 80% controlling interest in the Foreign Trade & Business College ("FTBC") of Chongqing Normal University. Subject to board approval and other customary closing conditions, ChinaCast has agreed to acquire a 70%-80% controlling interest in FTBC for a cash consideration of RMB420 million-RMB480 million (US$56-64 million) respectively.

Located in the southwest city of Chongqing, China's largest municipality in terms of area and population, FTBC was established by private investors in 2002 as an independent college affiliated with Chongqing Normal University. It has a campus of over 132 acres and over 900 full-time teaching staff. The college offers bachelor's degrees and diploma courses in finance, economics, trade, tourism management, advertising, language, IT and music. Tuition fees range from RMB8,000 (US$1,067) to RMB11,000 (US$1,467) per year. For the academic year starting September 2007, the college had over 10,000 students enrolled and has forecasted its revenue to be RMB113 million (US$15.1 million) and net profit to be RMB47. million (US$6.3 million). FTBC has an on-campus student capacity of 15,000 students which it could reach as early as 2011.

The market for post-secondary education in China has shown tremendous growth in the last several years with enrollments up from 3.8 million in 1998 to over 16 million by 2004. Data from China's Ministry of Education (MOE) show that 7% of 18 to 22 year-olds were enrolled in post-secondary institutions in 1996 and by 2004 that proportion rose to 15% and the MOE has set a target of 40% by 2020.

"The Foreign Trade & Business College of Chongqing Normal University is our second proposed post-secondary acquisition and further enhances our geographic footprint and course offerings," said Ron Chan, ChinaCast Chairman and CEO. "This strategic move bolsters our offering in the post-secondary segment and constitutes a great stride towards our goal of becoming a leading for-profit education company in China. We hope to add value for students and shareholders through the synergies created between our brick-and-mortar schools and our e-learning business by using the content owned by the schools and distributing it through our nationwide distance learning network. Our balance sheet remains strong and we plan to acquire additional brick-and-mortar schools in the post-secondary and career/vocational sectors to further expand our education services in China."

About ChinaCast Education Corporation

Established in 1999 with offices in Beijing and Shanghai, ChinaCast is one of the PRC's leading publicly listed e-learning and private education service providers. The Company provides its education services in three main education segments: post-secondary, K-12 and vocational/career. These services include interactive distance learning applications, multimedia education content delivery and vocational/career training courses. The company recently established its Daily English Language Training Centers and announced the proposed acquisition of Wuhan Media and Communications College, marking the first two strategic moves into brick-and-mortar schools for the Company. The company is listed on the NASDAQ Global Market Exchange with the ticker symbol CAST.

Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements express our current expectations or forecasts of possible future results or events, including projections of future performance, statements of management's plans and objectives, future contracts, and forecasts of trends and other matters. These projections, expectations and trends are dependent on certain risks and uncertainties including such factors, among others, as growth in demand for education services, smooth and timely implementation of new training centers and other risk factors listed in the company's Annual Report on Form 10KSB for the fiscal year ended December 31, 2006. Forward-looking statements speak only as of the date of this filing, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. You can identify these statements by the fact that they do not relate strictly to historic or current facts and often use words such as "anticipate," "estimate," "expect," "believe," "will likely result," "outlook," "project" and other words and expressions of similar meaning. No assurance can be given that the results in any forward-looking statements will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

Conference Call Information

A conference call to discuss this acquisition will be held on Wednesday, December 5, 2007, at 8:00 am ET. The discussion will feature remarks by Ron Chan, Chairman and CEO, and Tony Sena, CFO.

 Conference Call Information         Replay Details
 Date:  Wednesday, December 5, 2007  The replay will be available
 Time:  8:00 am ET*                  from 11:00 pm ET* Wednesday
                                     December 5, 2007 until midnight
                                     ET* December 19, 2007

 Conference Dial In Numbers:         Conference Replay Dial In Numbers:
 U.S./Canada  Toll Free:             U.S./Canada Toll Free:
 1-877-857-6161                      1-888-203-1112
 International: +1-719-325-4790      International:  +1-719-457-0820
                                     Pass Code:  2430652
 Live Webcast:                       Web Replay:
 www.chinacasteducation.com          www.chinacasteducation.com

 * ET = U.S. Eastern Daylight Savings Time

Please access the website approximately 10 minutes prior to the start time in order to download a copy of the company's presentation and to install any necessary software.

CONTACT:  ChinaCast Education Corporation
          Michael J. Santos, Chief Marketing Officer & Investor
           Relations Officer
          15/F Ruoy Chai Building, No. 8 Yong An-Dongli,
          Jianguomenwai Avenue
          Beijing 100022, PRC
          (86-10) 6566-7788
          mjsantos@chinacasteducation.com
          http://www.chinacasteducation.com

          U.S. Investor Relations Contact:
          Advanced Investor Relations, L.L.C.
          Miranda Weeks
          (703) 485-6067
          miranda@advancedinvestorrelations.com